Exhibit 10.1

[April ____], 2025

Re:  Retention Bonus Opportunity

Dear [Recipient Name]:

As you are aware, Endo, Inc. (“Endo”) has entered into a Transaction Agreement (the “Transaction Agreement”), dated as of March 13, 2025, with Mallinckrodt plc (“Mallinckrodt”), pursuant to which Endo will combine with Mallinckrodt (the “Merger”).

Based upon your contributions to Endo and the critical nature of your role, and in order to encourage your continued commitment to Endo and its subsidiaries (the “Endo Group”) and, following the consummation of the Merger, Mallinckrodt and its subsidiaries (collectively with the Endo Group, the “Affiliated Group”), you will be eligible to receive a special retention bonus in accordance with, and subject to the terms and conditions of, this letter agreement (this “Agreement”).

1.       Retention Bonus.  The aggregate amount of your retention bonus is $[●] (the “Retention Amount”).  Except as otherwise set forth in Section 3, and subject to the terms and conditions of this Agreement, the Retention Amount will become payable to you in two installments as follows, in each case subject to your continued employment in good standing with the Affiliated Group from the date of this Agreement through the applicable vesting date (each, a “Vesting Date”):

(i)       40% of the Retention Amount will vest on the first to occur of (x) the date of the consummation of the Merger (the “Closing Date”) and (y) December 31, 2025; and

(ii)      the remaining 60% of the Retention Amount (the “Second Payment Amount”) will vest (x) on the date that is 90 days after the Closing Date, or (y) if there occurs an event that causes the Transaction Agreement to no longer remain in effect (a “Transaction Ineffectiveness Event”), on the later to occur of the Transaction Ineffectiveness Event and December 31, 2026 (the applicable date in this Section 1(ii), the “Second Vesting Date”).

Any portion of the Retention Amount that becomes vested in accordance with this Section 1 will be paid to you in a cash lump sum through the normal payroll process (less applicable tax withholdings and other deductions) as soon as practicable following (and in any case no later than 30 days following) the applicable Vesting Date.

2.       Discretionary Payment Amount.  If, pursuant to the terms of this Agreement, you become eligible to receive the Second Payment Amount, you may also be eligible to receive an additional discretionary payment in an amount up to 15% of the Retention Amount (the “Discretionary Payment Amount”).  Any Discretionary Payment Amount you may become entitled to receive will be determinable taking into consideration any combination of company performance, your individual performance and/or any other relevant factors (including whether you remain employed with a member of the Affiliated Group through the Second Vesting Date), and will be determinable, (i) if determined prior to the Closing Date, in the sole discretion of the Board of Directors of Endo or any authorized delegate thereof, or (ii) if determined following the Closing Date, in the sole discretion of the Board of Directors of Mallinckrodt or any authorized delegate thereof. Any amount payable pursuant to this Section 2 will be paid to you in a cash lump sum (less applicable tax withholdings and other deductions) as soon as practicable following the Second Vesting Date.

3.       Termination of Employment.  Notwithstanding anything in Section 1 to the contrary, in the event your employment is terminated at any time prior to the Second Vesting Date by a member of the Affiliated Group without Cause (as defined below) or for death or Disability (as defined below), or by you for Good Reason (as defined below), then, subject to your (or, as applicable, your estate’s or legal representative’s) execution and non-revocation of a general release of claims in a form to be provided to you by a member of the Affiliated Group that becomes irrevocable within sixty (60) days following the date of your termination of employment, the unvested portion of your Retention Amount will vest and be paid to you in a cash lump sum (less applicable tax withholdings and other deductions) as soon as practicable following a date that is at least sixty (60) days following the date of your termination of employment.  In the event that your employment is terminated by a member of the Affiliated Group for Cause or you resign your employment with the Affiliated Group other than for Good Reason, the unvested portion of your Retention Amount will be forfeited with no payment or other consideration due.

(i)       Solely for purposes of this Agreement, “Cause” shall mean a termination of your employment with the Affiliated Group due to (i) the continued failure by you to use good faith efforts in the performance of your duties with any member of the Affiliated Group (other than any such failure resulting from Disability (as defined below), illness or other allowable leave of absence); (ii) the criminal felony indictment (or non-U.S. equivalent) of you by a court of competent jurisdiction; (iii) the engagement by you in misconduct that has caused, or is reasonably likely to cause, material harm (financial or otherwise) to any member of the Affiliated Group, including, without limitation, (A) the unauthorized disclosure of material secret or confidential information of any member of the Affiliated Group, (B) the debarment of any member of the Affiliated Group by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or the debarment, suspension or other exclusion of any member of the Affiliated Group by any other governmental authority, or (C) the revocation, suspension or denial of any registration, license, or other governmental authorization of any member of the Affiliated Group, including any registration of such member of the Affiliated Group with the U.S. Drug Enforcement Administration or any successor agency and any registration or marketing authorization of the FDA or any non-U.S. equivalent; (iv) the debarment of you by the FDA or the debarment, suspension or other exclusion of you by any other governmental authority; (v) the material breach by you of any agreement between you, on the one hand, and any member of the Affiliated Group, on the other hand; or (vi) you make, or are found to have made, a certification relating to the financial statements and public filings of any member of the Affiliated Group that is known to you to be false.

(ii)       Solely for purposes of this Agreement, “Disability” means the permanent disability as determined pursuant to the long-term disability plan or policy or Endo (or other applicable member of the Affiliated Group), in effect at the time of such disability.

(iii)       Solely for purposes of this Agreement, “Good Reason” means: (i) a material diminution in your base salary, base wage rate or target annual incentive opportunity, or (ii) a material change in the geographical location at which you are required to perform your duties; provided that a change to such location which increases your commuting distance by more than 50 miles from that in effect immediately prior to the change shall be deemed to be a material change for purposes of this clause (ii).  Notwithstanding the foregoing, the foregoing events or conditions will constitute Good Reason only if (i) you provide Endo (or if applicable following the Closing Date, the applicable member of the Affiliated Group) with written objection to the event or condition within sixty (60) days following the occurrence thereof, (ii) Endo (or if applicable following the Closing Date, the applicable member of the Affiliated Group) does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (iii) you resign your employment within ninety (90) days following the expiration of that cure period.

If, within sixty (60) days following any termination of your employment, a member of the Affiliated Group discovers facts that would have constituted “Cause” for termination, which facts were not known by such member of the Affiliated Group at the time of the termination of employment, then your termination of employment will be considered a termination for Cause under this Agreement and you will not be eligible to receive the unvested portion of the Retention Amount.  Notwithstanding anything herein to the contrary, a transfer of your employment to another member of the Affiliated Group (either prior to or following the Closing Date), or the sale or acquisition of the Assignee Entity (defined below) by a person or entity unaffiliated with Endo or Mallinckrodt, shall not be deemed a termination of your employment for purposes of this Agreement.

4.       Confidentiality and Related Matters.  You hereby agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your spouse or professional advisors (who also must keep the terms of this Agreement confidential).  You also hereby agree that you will comply with all other confidentiality, nonsolicitation and other restrictive covenants that you may be subject to under any other agreement with Endo or any member of the Affiliated Group.

5.       Miscellaneous.

(a)       Successors and Assigns.  The rights and obligations of Endo under this Agreement will be binding upon its successors and assigns and may be assigned by Endo to any successor in interest.  In the event that your employment is transferred to another member of the Affiliated Group (such entity, the “Assignee Entity”), then this Agreement and the rights and obligations hereunder shall automatically be assigned to, and assumed by, such other member of the Affiliated Group and references to Endo herein shall, wherever permitted by the context, be deemed to refer to the Assignee Entity.  If the Assignee Entity is acquired or otherwise becomes beneficially owned by an entity that is unaffiliated with the Affiliated Group, then the term “Affiliated Group” as used in this Agreement shall, wherever permitted by the context, mean the Assignee Entity and each of its then-current direct and indirect subsidiaries and parent entities.  Any payments made pursuant to this Agreement by a member of the Affiliated Group other than Endo will satisfy Endo’s obligations to make such payments.  Except as expressly provided herein, (i) this Agreement will be administered by Endo and Endo will have discretionary and final authority to interpret and implement the provisions of this Agreement and to determine eligibility for payments hereunder and (ii) all interpretations or exercise of discretion by Endo will be conclusive and binding.

(b)       Entire Agreement.  The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, provided that this Agreement will not supersede any restrictions relating to confidentiality, noncompetition or nonsolicitation to which you may be subject (now or in the future).

(c)       Withholding.  Endo or the applicable member of the Affiliated Group shall be permitted to withhold from any amounts payable under this Agreement such federal, state, local income, payroll, social insurance or other taxes or amounts as may be required to be withheld pursuant to any applicable law or regulation.

(d)       Section 280G Parachute Payments.

(i)       Limitation.  Notwithstanding anything to the contrary in this Agreement, or any other plan, arrangement or agreement to the contrary, if as a result of your receipt of any payments pursuant to this Agreement, or any portion thereof, you would (when combined with any other compensatory payments) be deemed to receive an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (“Parachute Payments”) and would, but for this Section 5(d) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”), then the payments or benefits provided or to be provided by the Endo Group or any applicable member of the Affiliated Group to you or for your benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) will be payable either (i) in full or (ii) by an amount reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(ii)       Reduction.  Any payments provided for in this Agreement will be reduced in a manner that maximizes your economic position.  Any determination under this Section 5(d) will be made by a third-party firm selected by Endo prior to the Closing Date (the “Firm”).  For purposes of making the calculations required by this Section 5(d), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  You and the Endo Group agree to furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5(d).  Neither Endo nor any member of the Affiliated Group, or any of their respective employees, officers, directors or representatives will have any liability to you with respect to any determinations or payment reductions made pursuant to this Section 5(d) or any taxes payable in connection with this Award, including the Excise Tax.

(e)      Section 409A.  You and Endo acknowledge and agree that this Agreement and the payments hereunder are intended to be exempt from or, to the extent not exempt, comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder (collectively, “Section 409A”) and will be interpreted and construed consistent with that intent.  For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A.  Endo may amend any provision hereof to maintain, to the maximum extent practicable, the original intent of the provision without violating the provisions of Section 409A.  To the extent that any payments are conditioned upon your execution of a release, if the period in which the release must become effective and irrevocable begins in one tax year and ends in a later tax year, then any such payments will commence in the later tax year.  Neither Endo nor any member of the Affiliated Group, or any of their respective employees, officers, directors or representatives will have any liability to you with respect to any taxes that may be imposed as a result of the failure of this Agreement or the payments described herein to comply with or be exempt from Section 409A.

(f)       No Guarantee of Employment.  This Agreement does not and will not be construed as a guarantee of continued employment of you by Endo or any applicable member of the Affiliated Group for any period of time.  Your employment remains “at will.” Nothing herein will give you any claims against the Endo Group or any member of the Affiliated Group for any actions taken by such party, including with respect to the transactions contemplated by the Transaction Agreement.

(g)      Governing Law; Venue; WAIVER OF JURY TRIAL.  The terms of this Agreement and all rights and obligations of the parties under this Agreement will be interpreted and governed by the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws of any jurisdiction.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be instituted in the federal courts in the United States District Court for the Eastern District of Pennsylvania (or, if such proceeding may not be brought in federal court, in the state courts located in Chester County, Pennsylvania), and you and Endo hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) to personal jurisdiction or the laying of venue of any such proceeding and any claim or defense of inconvenient forum.  YOU, ENDO AND EACH MEMBER OF THE AFFILIATED GROUP AGREE TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, CLAIM OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THE RETENTION AMOUNT, THE DISCRETIONARY PAYMENT AMOUNT, OR THIS AGREEMENT OR THE INTERPRETATION OR ENFORCEMENT HEREOF.

(h)      Other Benefit Plans.  The Retention Amount and the Discretionary Payment Amount, if any, will not be considered part of your remuneration, salary, or compensation for purposes of the calculation of any severance, notice or redundancy pay, or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment.  The Retention Amount and Discretionary Payment Amount will not be considered to be eligible or covered compensation under any Affiliated Group member’s benefit programs in which you are or may be eligible to participate.

(i)       Headings.  The headings of the sections of this Agreement are for convenience of reference only and will not affect the meaning or construction of any provision of this Agreement.

(j)       Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original of the party executing the same and all of which together will constitute one and the same instrument.

(k)       Waiver.  No delay or omission by Endo or you in exercising any right under this Agreement will operate as a waiver of that or any other right.  This Agreement may only be amended in writing executed by a representative of Endo or, following the Closing Date, Mallinckrodt.

(l)       Compensation Clawback, Recoupment and/or Recovery Policies.  Notwithstanding any other provision of this Agreement, you hereby acknowledge and agree that any payments made pursuant to this Agreement or any portion thereof shall be subject to any applicable compensation clawback, recoupment and/or recovery policies of any member of the Affiliated Group that are in effect from time to time, and which are applicable to similarly situated individuals, which shall apply to any amounts paid pursuant to this Agreement to the fullest extent permitted by applicable law.

[Signature Page Follows]

Accepted and Agreed:

[Name]

Dated:  [●], 2025